Kevin Dotts appointed as Chief Financial Officer of Providence Service Corporation and its subsidiary, LogistiCare

STAMFORD, CT - August 22, 2018 - The Providence Service Corporation (the “Company” or “Providence”) (Nasdaq: PRSC) today announced that it has appointed Kevin Dotts to serve as Chief Financial Officer (“CFO”) of both Providence and its largest subsidiary, LogistiCare Solutions, LLC (“LogistiCare”), effective Aug 27, 2018. Mr. Dotts will be based out of LogistiCare’s headquarters in Atlanta, GA.

“We are extremely pleased to welcome Kevin and his appointment is an important step in our efforts to integrate substantially all activities and functions currently performed at the holding company level into LogistiCare,” said Carter Pate, Interim Chief Executive Officer. “Kevin brings with him a wealth of public company CFO experience across many high-tech growth industries. We look forward to him becoming an integral part of LogistiCare’s leadership team focusing on the significant growth and margin enhancement opportunities available to the business.” Jeff Felton, CEO of LogistiCare commented “we are particularly excited about Kevin’s extensive background in technology enabled businesses in addition to his many years of public company know how.”

Kevin Dotts recently served as Executive Vice President and Chief Financial Officer of Birch Communications, Inc. and its successor, FusionConnect. In total, Mr. Dotts has over 30 years of financial leadership positions covering a diverse set of high-tech industries that include telecommunications and internet services, energy, broadcast and cable media. He has spent 14 of those years as a Chief Financial Officer including roles at Internap, Culligan International and EarthLink. Mr. Dotts began his career at General Electric Company (“GE”) and served in increasingly senior financial roles during his 15 years of tenure at GE.

Mr Dotts will succeed William Severance, previously Interim Chief Financial Officer of the Company, who has been appointed as Executive Vice President Finance, Office of the Providence CEO.

About Providence

The Providence Service Corporation owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States and workforce development services internationally. For more information please visit www.prscholdings.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "demonstrate," "expect," "estimate," "forecast," "anticipate," "should" and "likely" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our ability to successful implement and execute on our organizational consolidation plan and other risks detailed in Providence's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Laurence Orton - Interim Chief Accounting Officer and SVP Finance
(203) 307-2800

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